Exhibit 99.1

Final Transcript

CHART INDUSTRIES, INC: First Quarter 2012 Earnings Conference Call

April 26, 2012/10:30 a.m. EDT

SPEAKERS

Michael Biehl—Executive Vice President, CFO, Treasurer

Sam Thomas—Chairman, President, CEO

ANALYSTS

Jeff Spittel – Global Hunter Securities

Rob Brown – Craig Hallum

Eric Stine – Northland Capital Markets

Greg McKinley – Dougherty & Company

Chase Jacobsen – William Blair

Jagadish Iyer – Piper Jaffrey

PRESENTATION

Coordinator	Good morning and welcome to the Chart Industries, Inc. 2012 First Quarter Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. As a reminder, today’s call is being recorded.

You should have already received the company’s earnings release that was issued earlier this morning. If you have not received the release, you may access it by visiting Chart’s Web site at www.chartindustries.com. A

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telephone replay of today’s broadcast will be available following the conclusion of the call until Friday, May 11th. The replay information is contained in the company’s earnings release.

Before we begin, the company would like to remind you that statements made during this call that are not historical in fact and are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in the forward-looking statement. For further information about important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, please refer to the information regarding forward-looking statements and risk factors included in the company’s earnings release and latest filings with the SEC. These filings are available through the Investor Relations section of the company’s Web site, or through the SEC Web site, www.sec.gov. The company undertakes no obligation to update publicly or revise any forward-looking statement.

I would now like to turn the conference call over to Mr. Michael Biehl, Chart Industries’ Executive Vice President, CFO and Treasurer. You may begin your conference.

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M. Biehl	Thank you, Laura. Good morning, everyone. I’d like to thank you all for joining us today. I’ll begin by giving you a brief overview of our first quarter results and Sam Thomas, our Chairman, President & CEO will provide highlights from the first quarter, and comments on current market and order trends we see in each of our business segments. I’ll finish up by commenting on our outlook for the remainder of 2012.

Reported net income for the first quarter of 2012 of $14.1 million or $0.47 per diluted share. First quarter earnings would have been $0.48 per diluted share excluding acquisition-related earn out adjustments of a half million [dollars] recorded in the quarter. This compares to first quarter 2011 net income of $7.5 million or $0.25 per diluted share. First quarter 2011 earnings would have been $0.30 per share excluding $2.2 million of restructuring costs associated with acquisitions.

Sales for the quarter were $216 million, representing an increase of 33% compared to net sales of $163 million a year ago. The improvement was driven by greater volumes associated with strong end-market trends and acquisitions.

Our gross profit for the quarter was $67.6 million or 31.3% of sales compared with $52.5 million or 32.2% of sales a year ago. We continue

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to progress with expansion projects at our E&C and D&S businesses, but we experienced some higher costs affecting gross margin as we build capacity to handle continued growth.

With respect to the E&C business, sales increased 62% to $68.8 million in the first quarter as we ramp up production on major projects that added to the backlog over the last year and a half, including equipment for the nitrogen rejection with integrated gas processing units in Qatar, a natural gas liquids project in Saudi Arabia, and an LNG liquefaction train in Eastern Australia. All of which added $22 million in revenue during the current quarter.

Gross margins improved to 31.5% in the first quarter compared to 27.8% in the same quarter of last year. In addition to improved volume, gross margin improved about 3.5% due to successful execution and completion of projects in the quarter, including income recognition of project reserves as it performed better than expected on these projects.

In D&S, sales increased 43% year-over-year to $105.1 million in the first quarter driven by substantial growth in LNG equipment, along with notable gains in industrial product sales. The acquisition of GOFA, which

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closed in the third quarter of 2011, also accounted for approximately $5 million of the improvement.

Gross margins for D&S declined to 28% compared with 29.6% a year ago. As mentioned previously, we’re experiencing additional ramp up costs as we expand capacity in China and North America in response of the growing demand for our products.

In our Biomedical business, sales declined 10% to $42.2 million in the first quarter of 2012 compared with $47.1 million for the same quarter in 2011. This decrease is largely attributable to the timing of large orders in Europe and overall weakness in that region. We’re also seeing order delays in the U.S. due to the phase-in of Medicare and competitive bidding impacting respiratory products.

Biomedical gross profit margin decreased to 38.9% in the quarter compared to 40.3% for the same period 2011. Lower respiratory volume, a weaker euro and product mix contributed to the decline.

SG&A expenses for the quarter were $40.6 million, up $5.8 million from the same quarter a year ago. The increase was due to the GOFA acquisition, increased stock compensation expense, and additional

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employee related costs to support sales growth. SG&A as a percentage of sales was 18.8% compared to 21.4% in the prior year quarter. In addition, first quarter 2012 SG&A includes the acquisition-related earn out adjustments of a half a million [dollars].

Net interest expense was $4 million, unchanged from the prior year quarter; however, the current year quarter included $2.2 million of non-cash accretion expense associated with the company’s convertible notes. Therefore, cash interest expense decreased to $1.8 million for the current quarter compared to $4 million for the first quarter of 2011.

We also announced today that we have amended our senior secured credit facility. The amended facility consists of a $75 million term loan and a $300 million revolving credit facility. This increases the facility to a total of $375 million from $200 million, and also extends the maturity two years to April 2017. The amended facility includes more favorable terms, lowers our borrowing costs and provides an expansion option for up to an aggregate of $150 million in term loans and revolving credit commitments with existing or potential new lenders.

We believe this amended facility will significantly improve the company’s flexibility to grow and adds liquidity to our already strong balance sheet.

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The amended facility includes financial covenants related to our leverage and interest coverage that is the same as our prior facility.

I’ll now turn the call over to Sam Thomas.

S. Thomas	Thank you, Michael, and good morning, everyone.

Overall, we’re very pleased with our first quarter operating results. The strong overall performance across our E&C and D&S segments is a reflection of our ability to position the company to benefit from the systematic shift in demand for energy and for infrastructure equipment. Since Chart is an integrated supplier of equipment to stakeholders across the entire LNG value chain, we continue to benefit from the increased use of natural gas. As you know, our equipment is used in processing, liquefaction, distribution, storage and the end use of LNG.

For the first quarter of 2012, orders were a record $385.1 million, which is up 69% sequentially from the strong quarter intake we saw in the fourth quarter of 2011. We set quarterly order records in both E&C and D&S groups.

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Our E&C business received two significant orders this quarter, both of which are related to large scale base load LNG liquefaction projects in Australia. This quarter also marked an acceleration of orders in our D&S group, particularly for LNG related equipment in North America.

Biomedical orders were weak in the quarter, primarily in Europe. As Michael pointed out, we also had some impact from the phase-in of Medicare competitive bidding in the U.S. creating changes in respiratory equipment order patterns.

As demand for natural gas continues to increase, we expect to be operating at record levels. We are taking the necessary steps to grow our workforce and expand factory capacity. Our expansion plans are progressing, as expected. We’re very focused on hiring and carefully training qualified personnel, as they will be essential to Chart’s long-term success.

The building addition for the New Iberia, Louisiana plant expansion was completed on schedule at the end of March. The next phase includes a new laydown yard and it’s expected to be completed by the end of June.

Phase I in 2012 of the D&S China expansion is complete and we’ve successfully transitioned our transportation equipment in an expanded

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leased facility. Phase II includes the addition of a new wholly-owned building with construction expected to be complete by the end of the third quarter.

Distribution & Storage U.S. expansion includes a leased facility in Owatonna, Minnesota. We expect that facility to be fully operational by September, but we’ve already started shipping product out of that facility during the first quarter. We’ll be expanding our New Prague, Minnesota facility during 2012 as well.

We have and will continue to face some pressure on operating margins in 2012 due to higher employee training costs combined with additional general, administration and overhead expenses as we previously indicated.

Let me comment now on each of our business segments. Within Energy & Chemicals, demand is accelerating across all product lines. Record order activity is primarily due to the ramp up of final investment decisions in global scale LNG liquefaction, especially in the Australia-Pacific region. As previously announced, first quarter orders included a contract award for $110 million for liquefaction equipment for the Wheatstone, LNG project. We also announced today that we received another order in excess of $40 million for an LNG liquefaction project in Eastern Australia.

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We recorded $9 million in small LNG liquefier orders from China during the quarter and we expect it to be a growing opportunity for us.

Finally, in North America, orders and inquiries for natural gas processing and natural gas petrochemical projects are robust.

With respect to Distribution & Storage, we received record orders in the first quarter attributed to demand for LNG filling stations and LNG vehicle tanks in both the U.S. and in China. Chart has been a leader in LNG technology for decades and our experience has given us a strong competitive position. The result of our efforts to position this business are beginning to show and we’ve reaffirmed our strategic path and vision to grow as the leading integrated supplier for LNG applications.

Distribution and Storage booked $42 million of LNG related orders with strong growth in North America. The build out of infrastructure for LNG filling stations in the U.S. has accelerated in the past few months. We believe customer order activity will continue to grow as engine options improve and heavy duty trucks lead to convert to run on cheaper, cleaner natural gas.

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Our industrial gas business has also been strong. We believe U.S. manufacturing is recovering nicely, especially energy-intensive industries. Lower energy input costs in North America should drive increased usage of industrial gas products and in turn fuel demand for our core products across a broad spectrum of manufacturing industries.

We believe industrial gas usage per capita in Asia is growing nicely. Comments from our customers indicate that despite the tightening by China’s Central Bank, Chinese industrial companies are still growing and are finding ways to use industrial gases to improve efficiency in their processes.

Our Biomedical business experienced some weakness in the first quarter. The timing of large orders and overall weakness in the European market have impacted particularly the respiratory business. The phase-in of Medicare competitive bidding in the U.S. has also impacted us during the quarter. Now that suppliers must compete to be contract suppliers under Medicare, this has delayed orders with a number of customers who were in the process of becoming qualified. We believe the European market and Medicare competitive bidding in the U.S. are more timing related issues and expect to rebound over the remainder of the year.

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I should also point out that the weaker euro continues to affect average selling prices when translated into dollars. Most of our biomedical products are manufactured in the U.S. We incur costs in dollars, which has also pressured margins somewhat.

Our overall business continues to command attractive overall margins, produces strong cash flow, and is repositioning itself with new product development and geographic expansion opportunities.

Michael will now provide you with our outlook for 2012.

M. Biehl	Thanks, Sam.

Our first quarter results were strong as we anticipated. The business is growing profitably and our capacity expansion plans are progressing on schedule. Our expectations for continued growth in 2012 and in the future have not changed. Therefore, based on our current backlog and order expectations, we’re reaffirming our 2012 sales and earnings expectations.

Sales for 2012 are still expected to be in the range of $950 million to one billion [dollars]. Also, full year diluted earnings per share for 2012 are still expected to be in the range of $2.60 to $2.90 per diluted share based

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on outstanding weighted average shares of 31 million. We still expect a full year effective tax rate in the 30% to 32% range.

Our earnings range includes the impact of our amended senior credit facility announced today in addition to the acquisition-related earn out adjustments recognized in the quarter.

I’d now like to open it up for questions.

Coordinator	Our first question comes from Jeff Spittel of Global Hunter Securities.

J. Spittel	Thanks. Good morning, guys. Thought maybe we could start off with natural gas processing in North America. With the shift going on to the more liquid intensive plays, and correct me if I’m wrong, I think there’s a little bit of a product mix benefit for Chart specifically there. Could you give us a sense of how quickly that is growing and maybe rough orders of magnitude of how big that business could be over the next year or two?

S. Thomas

Sure. We’ve seen the natural gas processing market for the U.S. or for North America grow consistently over the past two years. As major E&P producers began their shift from dry gas drilling to focusing solely on either oil shale or high liquid content natural gas, we’ve seen a ramp up

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from all of our various customers producing both custom and standard gas processing plants. I’d say that that’s been one of the leading strong spots, and they continue to have robust forecasts and robust order patterns so that we continue to see our backlog grow in those areas. I would estimate right now that it’s running at, within natural gas processing for North America, it’s sort of a $50 million to $75 million rate for us, and I anticipate some growth in that and also current projections are that that will extend out for a number of years.

J. Spittel	Excellent. And then shifting over to the capacity expansions, obviously you guys have been talking about this and articulated that you saw a lot of this award flow coming on the large scale LNG front and in the other complementary businesses. I sometimes get the question, with North American liquefaction potentially being in play here, would you be in a situation where you might not be able to accommodate all this award flow; my response has generally been no, I’m pretty sure they’re on top of this and they’ve seen it coming. Is there anything incremental if the market continues to accelerate that you think you might need to do from a capacity standpoint? Or do you think what’s currently in place is more than sufficient?

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S. Thomas	If I could go back six or twelve months, I’d have accelerated some of our investment expansion decisions. Our lead times have gone out a bit and we’re working very hard to add incremental capacity in order to bring them back in as well as looking at more significant capacity expansions that will take us 12 to 18 months to fully execute on. So based on the current environment, I would like to have more capacity, but we’re well in process to do that.

J. Spittel	Certainly a high grade problem to have. Another great quarter. Thanks, guys.

Coordinator	Our next question is from Tom Hayes of Thompson Research Group.

T. Hayes	Thank you, good morning gentlemen. Congratulations on the quarter.

My first question is along the pricing environment. You announced recently a price increase in the D&S segment. I was just wondering if you could maybe expand on your thoughts on that and generally what it’s going to cover/impact on the balance of the year?

S. Thomas	The pricing environment, as you’re well aware, we’ve gone from a period in 2008 with robust demand through a trough in demand in 2009, early

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2010, which has recovered quite quickly late in 2011 and 2012, ramping up somewhat faster than we anticipated. There has not been the extent of raw material price growth that we had in that 2007/2008 time period. The consequence has been that within Distribution & Storage, due to some changes in and efficiencies we’ve had, prices are actually lower, significantly lower now than they were in the 2007/2008 time frame. But costs have grown.

The announced price increase reflects that. But even with that increase, we’re still at pricing levels below where we were. Compensating for that, raw material prices are lower. We believe we’ll be able to improve margins going into the latter part of the year on the basis that prices will be reasonably stable or improving somewhat, and that raw material input costs will be relatively flat or perhaps some softening.

T. Hayes	Maybe a follow up to Jeff’s question previously on the capacity expansion. I was just wondering if you’re willing or capable to talk about maybe a percentage of capacity that you’re adding, are you adding 10, 25, 50% capacity to your current levels?

S. Thomas	Generally on the basis of continuous improvement activities within our existing footprint and by adding people, we’re in process adding on the

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order of 25-35% capacity. Our capacity additions in terms of new plants or new leased plants generally are aimed at 25-40% capacity of additions on top of that.

T. Hayes	Great. Follow up with Michael. Just maybe provide your thoughts on capex for the year.

M. Biehl	We would expect to be right now somewhere between high 30s, up to $50 million for the year for some of the expansion projects, and the ones that we’re currently taking a look at.

T. Hayes	Thanks, guys.

Coordinator	The next question comes from Rob Brown of Craig Hallum.

R. Brown	You mentioned small scale liquefaction projects in China. Can you just give an update on whether that’s a new product and then what the potential of that is?

S. Thomas

It’s not a new product. It’s an extension of the technology we’ve used for the past 25 years in small scale plants for peak shaving in North America. We’ve been selling the heat exchangers in cold boxes and ramping that

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business up for about five years in China. The process is accelerating so that we expect roughly a 50% increase in 2012 in orders booked over what was booked in 2011, and anticipate that based on China exploiting its current conventional natural gas, stranded gas fields, that it will stay at those 2012 levels or continue to grow slightly for three, four years. And depending on the speed with which China is able to bring its coal bed methane and shale gas reserves to market, would extend that time period significantly.

R. Brown	Kind of how the year lays out, how your margins sort of right now are a little depressed, how do you see both your revenue and margins laying out through the quarters for the rest of the year? Should we think they’re much more backend loaded or is it a little more moderate?

M. Biehl	Second and third quarter are generally our strongest quarters. You would see D&S improving as it goes through the year and Biomed certainly improving as we go through the year. E&C, as you know, with the percentage of completion in the large orders that we have in there can bounce quarter to quarter, but we expect them to improve sales as we move forward.

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And in terms of margins, on the E&C side, certainly the expectations both on the E&C and D&S is that they’d average in sort of the high 20’s, on an average basis for the year, and biomed, sort of that 40% range as we’ve seen historically. So, all in all, combined sort of in the 31% range on a gross margin basis.

Then on an operating margin basis, E&C and D&S sort of in the high teens and Biomed sort of in the low 20s. Overall when you factor in corporate expenses it would be sort of in the 14%-15% range for an operating margin.

R. Brown	But you think you can get the Biomed back to that 40% range, even though it was a little lower than that?

M. Biehl	Yes.

R. Brown	Thank you.

Coordinator	Our next question comes from Eric Stine from Northland Capital Markets.

E. Stine	Thanks for taking the questions. Just wanted to touch on the competitive environment a little bit, I know you’ve been talking that you’d like to have

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more capacity, taking steps to do that. Is it fair to say that the industry is in that same situation? And then just curious how you think that might impact the timing of some of these large projects, whether domestic or international moving forward.

S. Thomas	Certainly across both our Distribution & Storage and E&C business industry capacity is more fully utilized than it has been. So, I think that there’s tremendous benefit available to us for us being able to execute on expanding our capacity and improving our deliveries to customers, and that’s what we’re focused on.

E. Stine	I guess I’m curious also, your ability to handle some of the quick turn, higher margin business. I would assume that’s limited somewhat here in the near-term given the expansion, but just how that is now, the ability to fit some of those projects in and then how it plays out going forward.

S. Thomas	You’re right, our ability to do that is somewhat constrained, but we focus a lot of attention on having that capability available and work very hard to have the flexibility to meet customer demands.

E. Stine	So you’ve got a little bit of room or some flexibility to do that now? But obviously that gets better going forward?

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S. Thomas	For the next couple of quarters it’s very tight.

E. Stine	Understood. Last one for me, on the D&S side, you did provide some color on the orders and that was an extremely strong number. And I know this is historically sometimes a seasonally low quarter for that segment, just wondering if there were any specific things driving that in the quarter or if this is kind of the new normal going forward?

S. Thomas	Well, excluding the large LNG project releases, it’s a bit of new normal. Although, with that influx in the first quarter causing us to quote longer lead times, I don’t expect it to continue at that pace over the next couple of quarters. I would expect that order intake and our shipments would reasonably match each other, so I wouldn’t anticipate significant backlog growth over the next couple quarters.

E. Stine	Understood. Congrats on the quarter.

Coordinator	Your next question is from Greg McKinley of Dougherty & Company.

G. McKinley	Good morning. As I just look at your expense levels by segment, we had in the Energy & Chemicals business we almost doubled our revenues

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year-over-year and our operating expenses were essentially flat. And I know, Michael, you made some comments about where you think operating margins might pan out by segment as the year unfolds, but similarly flat operating expenses in Distribution & Storage as well. So I guess the implication is that there’s going to be more additional investment in those segments later this year to support the volume we’re expecting. Am I correct in that interpretation? Then maybe some examples of what that is.

M. Biehl	Well, it includes adding people. As we go forward, provide the infrastructure and really drive the sales growth, which we’ve continued to do. Not only in the business units, but even at the corporate level, to provide the infrastructure long-term growth of the business, not really just for 2012, but beyond that, that we’re looking beyond 2012 as to where we need to take it.

G. McKinley	So it’s more personnel at these facilities. Would you say that’s a larger driver of your infrastructure investments this year rather than, I guess in terms of things running through the P&L rather than adding fixed overhead from facilities that may not get absorbed into product costs or something to that effect?

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M. Biehl	I think it’s a combination of both, because we have people, but if you look at the Owatonna facility that we’re ramping up, obviously we’re adding fixed overhead in that facility and it’s not completely operational yet. So that’s an example of some of the things that we’re doing. Then you have a lot of training costs involved in training new people that have come on board, operate in sort of the, Chart operates in a very quality conscious mode, so that’s something that’s being incurred really across the whole business.

S. Thomas	I think that it’s important to point out that our customer base in this growing natural gas-related and LNG market are very large, sophisticated companies that have demanding requirements in terms of quality, safety, environment and health, which drives engineering costs significantly as we’re ramping up to deliver those. Because it’s critical that in this growth phase of LNG infrastructure that there be no mistakes and no accidents, and we’re trying to grow to make sure we do that safely and successfully.

G. McKinley

That’s helpful. Thank you. Then in the D&S business, if we look outside of LNG, anything in Europe related to just economic headwinds in the industrial market over there that’s causing any differential versus how you looked at that business initially, because obviously order intake and revenues there were very strong for D&S overall. I’m just wondering if

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that element of the D&S business is performing differently than you might have thought.

S. Thomas	The Western European market for industrial products and some of the speed of LNG related applications are muted because of the uncertainty in economic conditions in Europe. Our ability to perform to our expectations in 2012 is not completely dependent on European markets, because we’re using that capacity to actually meet demands in North America, South America and Asia. So, still feel confident about our results from Europe.

With respect to GOFA, the trailer acquisition we made, we’ve seen good demand for industrial gas and LNG related applications from that facility. And there’s also the ability to use its capacity outside of Europe. We have seen softness in some of their more traditional transportation products for the Western European market.

G. McKinley	Thank you, guys.

Coordinator	Our next question is from Chase Jacobsen of William Blair.

C. Jacobsen	Good morning. Another question on the capacity, you’ve talked a lot about the physical fabrication in manufacturing capacity, but when we

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look at engineers, have you seen any change in the hiring environment of new engineers over the last several months given the opportunities or the strength in the U.S. energy markets right now?

S. Thomas	Yes, clearly engineers that are involved in equipment design and project engineering for energy-related applications and natural gas-related applications are in demand. We have effectively dealt with that by ramping up our training capabilities so that we could bring engineers who don’t necessarily have that specific natural gas processing for cryogenic experience up to speed quickly and by doing it at a number of sites outside of the Houston Gulf Coast market, in addition to continuing to do it there. But yes, engineers and welders are a constrained resource in North America, particularly on the Gulf Coast.

C. Jacobsen	Okay. But it sounds like for now you have it under control.

S. Thomas	We’re dealing with it effectively. If I had more people available, we could use them productively.

C. Jacobsen

Then a question on the E&C side of the business. You’ve obviously had some nice large E&C, some base load LNG orders this quarter and the last few quarters. Can you just give us an update as to what the mix is in the

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backlog in terms of large base load equipment versus the small and medium equipment? And also, I don’t know if you disclosed this, but what the recognition of reserves was on closing out projects in the quarter for that business?

S. Thomas	In terms of E&C’s backlog it is $390 million in total. Approximately $160 million of that or $150 million of that is in large scale LNG liquefaction. Roughly another $120 million is associated with global scale natural gas processing; perhaps slightly higher numbers than that for global scale natural gas processing. And the balance is spread across smaller air separation, petrochemical and natural gas processing applications.

M. Biehl	In terms of the project reserves, in the quarter that improved margins it was somewhere in the million dollar range, on a gross profit basis, where we executed better than expected.

C. Jacobsen	Last question here. Looking at the U.S., seeing a lot of new petrochemical expansion projects popping up, can you just give us a sense as to what type of, what the size of your opportunities might be on some of these petrochemical expansion projects?

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S. Thomas	Yes. We provide cold boxes for both ethylene expansions, for ethylene production from methane or natural gas liquid feed stocks. Also for propylene production from the propane dehydrogenation process, so basically with propane as a feed stock. There are I think two to four projects that are in backlog and announced projects, project opportunities of perhaps another four to eight over the next 12-18 months. And those are generally opportunities for us each in the $10 million to $15 million range.

C. Jacobsen	Thank you very much.

Coordinator	Next, we have a question from Dan Herbert of Delta Partners.

D. Herbert	Question on the U.S. transportation side, you talked about that ramping up significantly. I assume you’re talking about LNG fueling stations for on-road transportation. Is that predominantly with one large client or customer, or are there other people participating in this?

S. Thomas

With respect to orders, it’s associated with two significant customers; both of whom have made public announcements that they were building those fuel stations. There are also inquiries and fairly advanced discussions of planning for perhaps four to five E&P companies and an additional four to

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perhaps as many as eight existing truck stop operators looking at expansion and providing fuel stations for LNG or LCNG stations.

D. Herbert	From the E&P companies, is it your sense they’re just looking at building self-source stations or are they also looking at something broader than that?

S. Thomas	The approach of the E&P companies has been very much one of providing the seed level of investment to get over the chicken and egg of enough LNG liquid and distribution of that liquid being available.

D. Herbert	So it’s not just exclusively for their own fleet’s use?

S. Thomas	That’s correct. Most of the projects that we’ve been involved in, there’s a mix of them providing some base loading for their own usage and to stimulate the infrastructure. But typically we are designing all of these stations so that they could be public use.

D. Herbert	Thank you.

Coordinator	Our next question is from Jagadish Iyer of Piper Jaffrey.

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J. Iyer	Two questions. First, you talked about the LNG fueling station. I was wondering, could you provide us some color in terms of the average opportunity for you guys on a per station basis so we can kind of get an understanding of how this is going to expand?

And as a follow up to that, I just was wondering, in your estimate, where are we with regard to the diesel guys, the trucks trying to do this conversion to LNG? Where are we in terms of the adoption and where do you think it’s going to take us in ’13 and ’14?

S. Thomas	With respect to opportunities for fueling stations, I would say that you can think of the opportunity for Chart of putting a dispenser along with the associated storage tank and pumping at an existing truck stop as being in the million and a half, two million range. If we provided the entire package, which we do, but we also oftentimes provide just components. For instance, the storage tanks for others to do the complete installation, and there’s the full range of possibilities for Chart there, but the average opportunity perhaps would be in the half to three quarters of a million dollar range. That’s for a single dispenser station.

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As we have built dispensers of, for us eight dispensers at a site. For a fleet, the opportunity would grow significantly to perhaps being in the eight to ten million dollar range.

J. Iyer	On the diesel conversion to LNG, where are we in the cycle, please? Are we in the early innings? Where are we? I just wanted to understand the long-term cyclical growth here.

S. Thomas	We’re very much in the early innings with respect to North America. In particular, the Cummins 9 liter engine, which provides roughly 325 hp. is widely available and it prices at a very small premium to a diesel engine. Their production continues to grow. Cummins, along with several of the other diesel engine manufacturers are in I would say late stage development programs with engines running on the road and intentions or announced plans to have production engines available latter part of 2012/2013. So that when you get to 2014 model year, you should have the capability for producing thousands of diesel engines annually or higher with, meeting all emission requirements as well as providing the full range of horsepower and torque options to take you up through class 8 trucks.

J. Iyer	Just a quick follow up for Michael. On the Biomedical side, how should we now think about, you expect a bounce back, how should we think

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about the overall year-over-year growth for the Biomedical segment? And where do you think specifically gross margin will go from the first quarter through the year?

M. Biehl	As they go through the year, sales will, we expect them to ramp up in the second and third quarter, which is usually their strongest quarters. They’ll sort of be in the $200-210 [million] range in terms of sales for the year. And on the gross margin side, as indicated before, they should get back to an average for the year of about a 40% gross margin and a low 20’s operating margin for the year.

J. Iyer	Congratulations.

Coordinator	This concludes our question and answer session. I would like to turn the conference back over to Sam Thomas for any closing remarks.

S. Thomas

Thank you. Major investments in natural gas and LNG are underway around the world. It’s especially exciting for us because Chart is involved in virtually every link of the LNG value chain. Our experience and our commitment to the highest standard of quality bode well for the continued success in the current growth cycle. We remain excited about our

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prospects at Chart Industries going forward. Thank you all for listening today.

Coordinator	The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.